Exhibit 99.1
ANCESTRY.COM LLC REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
– First Quarter Revenues $196.5 million, Up 19.4%Year-Over-Year;
Up 21.2% on Constant Currency Basis –
– First Quarter Adjusted EBITDA $70.1 million, Up 13.1% Year-Over-Year(1) –
PROVO, Utah, April 20, 2016 – Ancestry.com LLC (the “Company”), the leader in family history and consumer genomics, reported financial results today for the first quarter ended March 31, 2016.
“We had a strong start to 2016, led by the continued momentum of AncestryDNA and accelerating revenue growth in our family history business," said Tim Sullivan, Chief Executive Officer of Ancestry.com. "This is an exciting time for Ancestry. We're seeing tremendous interest in our products and services, illustrated by steady subscriber gains and growth in our DNA database, which is quickly approaching two million DNA samples. We are focused on capitalizing on this momentum through sound execution of our strategy, targeted investments in initiatives to drive growth, diversified revenue streams and even better customer experiences across our portfolio of businesses.”
First Quarter 2016 Financial Highlights

•
Total revenues for the first quarter of 2016 were $196.5 million compared to $164.6 million in the first quarter of 2015, driven by growth in revenues from AncestryDNA and the core Ancestry websites. On a constant currency basis, first quarter 2016 total revenues would have increased 21.2% year-over-year.

•	Net income for the first quarter of 2016 was $12.4 million compared to $2.8 million in the first quarter of 2015.

•
Adjusted EBITDA(1), (2) for the first quarter of 2016 was $68.2 million compared to $61.7 million in the first quarter of 2015. Excluding the impact of one-time expenses, adjusted EBITDA for the first quarter of 2016 increased 13.1% year-over-year, to $70.1 million.

•	Free cash flow(3) for the first quarter of 2016 was $46.3 million compared to $43.5 million for the first quarter of 2015.

•	Cash and cash equivalents totaled $176.8 million as of March 31, 2016.

•	Obligations under long-term debt(4) totaled $1.0 billion as of March 31, 2016.
Ancestry Business Updates

•
Company – On April 1, 2016, the Company announced that Silver Lake, a premier investor in technology companies, and GIC, a current investor in Ancestry, have signed a definitive agreement to acquire substantial minority equity stakes in its indirect parent entity from existing equity holders at an enterprise value of approximately $2.6 billion. Following the transaction Silver Lake and GIC will hold equal minority ownership positions, while other current investors and Ancestry management will retain meaningful equity investments in the Company and, along with GIC, will continue to own a majority of the Company. Ancestry anticipates recognizing transaction-related charges associated with this agreement upon close of the transaction.

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,372,000 as of March 31, 2016, up 5% compared to December 31, 2015 and up 7% compared to March 31, 2015.

•	AncestryDNA – Now available in more than 30 countries, including new markets across Western and Eastern Europe, Scandinavia, and Asia.

•	Content – During the first quarter of 2016, the Company added to its collection of more than 17 billion records through the launch of significant collections from various sources which include:

•	Ireland, Catholic Parish Registers, 1655-1915

•	Michigan, Death Records, 1867-1950

•	Northampton Church of England Baptisms, Burials, 1532-1812 and Marriages, 1754-1912

•	Indiana and New Jersey Methodist Church Records

•	German Lutheran Church Records

•
Newspapers.com – The Company launched the Publisher Extra subscription on Newspapers.com, giving subscribers access to all content across all publisher partners, which in many cases includes content from the first date of the publication hundreds of years ago through recent editions from 30 days ago.

Conference Call and Webcast
Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing (844) 831-3026 (domestic toll-free) or (315) 625-6887 (international) approximately ten minutes prior to the start time.
Use of Non-GAAP Measures
The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the most directly comparable GAAP financial measure of these non-GAAP measures, is contained in tabular form on the attached unaudited summary financial statements.
The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.
About Ancestry
Ancestry, the leader in family history and consumer genomics, harnesses the information found in family trees, historical records, and DNA to help people gain a new level of understanding about their lives. Ancestry has more than 2.3 million paying subscribers across its core Ancestry websites and more than 1.5 million DNA samples in the AncestryDNA database. Since 1996, more than 17 billion records have been added, and users have created more than 80 million family trees on the Ancestry flagship site and its affiliated international websites. Ancestry offers a suite of family history products including Archives, Fold3, Newspapers.com and AncestryDNA sold by its subsidiary, Ancestry.com DNA, LLC, and the AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC.

Forward-Looking Statements
This press release contains forward-looking statements that relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, financial and operating performance, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; and its ability to add tools and features and provide value to satisfy customer demand. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 19, 2016, and in discussions in other of our Securities and Exchange Commission filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$176,776	$128,157
Accounts receivable, net of allowances of $749 and $997 at March 31, 2016 and December 31, 2015, respectively	13,858	13,624
Prepaid expenses	10,509	12,228
Other current assets	5,571	8,700
Total current assets	206,714	162,709
Property and equipment, net	71,351	54,795
Content databases, net	278,382	282,281
Intangible assets, net	143,027	159,736
Goodwill	948,283	948,283
Other assets	14,141	13,956
Total assets	$1,661,898	$1,621,760
LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$15,859	$13,120
Accrued expenses	53,731	52,871
Deferred revenues	187,874	171,822
Current portion of long-term debt, net	7,095	7,087
Total current liabilities	264,559	244,900
Long-term debt, net	988,656	989,256
Deferred income taxes	51,363	59,809
Other long-term liabilities	62,818	46,877
Total liabilities	1,367,396	1,340,842
Commitments and contingencies
Member’s interests:
Member’s interests	423,819	422,603
Accumulated deficit	(129,317)	(141,685)
Total member’s interests	294,502	280,918
Total liabilities and member’s interests	$1,661,898	$1,621,760

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Three Months Ended March 31,
	2016	2015
	(unaudited)
Revenues:
Subscription revenues	$154,644	$141,717
Service and other revenues	41,866	22,880
Total revenues	196,510	164,597
Costs of revenues:
Cost of subscription revenues	27,350	25,695
Cost of service and other revenues	24,410	14,266
Total cost of revenues	51,760	39,961
Gross profit	144,750	124,636
Operating expenses:
Technology and development	26,004	23,443
Marketing and advertising	51,800	43,177
General and administrative	15,350	11,455
Amortization of intangible assets	18,590	27,463
Total operating expenses	111,744	105,538
Income from operations	33,006	19,098
Interest expense, net	(20,081)	(17,208)
Other expense, net	(169)	(263)
Income before income taxes	12,756	1,627
Income tax (expense) benefit	(388)	1,167
Net income	$12,368	$2,794

Comprehensive income	$12,368	$2,794

ANCESTRY.COM LLC
(in thousands)

	Three Months Ended March 31,
	2016	2015
	(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net income:(5)
Net income	$12,368	$2,794
Interest expense, net	20,081	17,208
Other expense, net	169	263
Income tax expense (benefit)	388	(1,167)
Depreciation	5,713	5,562
Amortization	27,581	35,106
Stock-based compensation expense	1,884	1,925
Adjusted EBITDA	$68,184	$61,691
Capitalization of content databases	(6,220)	(7,400)
Purchases of property and equipment	(5,850)	(4,152)
Cash paid for interest(6)	(9,368)	(6,429)
Cash paid for income taxes	(461)	(205)
Free cash flow	$46,285	$43,505

ANCESTRY.COM LLC
Total Subscribers and Net Subscriber Additions
(in thousands)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(unaudited)
Total subscribers	2,372	2,264	2,219
Net subscriber additions	108	21	104
________________________________________

(1)
Adjusted EBITDA for the three months ended March 31, 2016 increased 13.1% year-over-year, excluding the impact of one-time expenses, to $70.1 million. Adjusted EBITDA for the three months ended March 31, 2016 includes $1.9 million of professional services fees related to transaction costs and litigation. Transaction costs are related to a definitive agreement signed on March 31, 2016 between the Company, Silver Lake Partners, and GIC to acquire substantial equity stakes in an indirect parent entity of the Company from existing equity holders. For the three months ended March 31, 2015, adjusted EBITDA includes $0.3 million of professional service fees primarily related to litigation.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense.

(3)	Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.

(4)
This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or loans to its parent related to the PIK notes.

(5)
Net loss and therefore adjusted EBITDA and free cash flow for the three months ended March 31, 2016 include $1.9 million of professional services fees related to transaction costs, as defined in Footnote 1 above, and litigation. For the three months ended March 31, 2015, net loss and therefore adjusted EBITDA and free cash flow include $0.3 million of professional services fees primarily related to litigation.

(6)
Cash paid for interest for the three months ended March 31, 2015 does not include $0.4 million of payments made to our parent related to the interest obligations on its senior unsecured PIK notes. No payments related to interest obligations on the senior unsecured PIK notes were made during the three months ended March 31, 2016.

Contact:
Media:
Brandon Borrman
bborrman@ancestry.com
(415) 795-6786

Investors:
Jon Laudie
jlaudie@ancestry.com
(801) 705-7925